Exhibit 4.7

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

GULF POWER COMPANY

The undersigned does hereby certify, on behalf of Gulf Power Company (the “Corporation”), that pursuant to the authority contained in the Corporation’s amended and restated Articles of Incorporation (the “Articles”), and in accordance with Section 607.0602 of the Florida Business Corporation Act (the “Act”), the Board of Directors of the Corporation duly adopted and approved on July 28, 2005 and October 27, 2005 resolutions providing for the creation of a series of preference stock to be designated as “6.000% Series Preference Stock, Non-Cumulative, Par Value $100 Per Share” and pursuant to Section 607.0602 of the Act and pursuant to the Articles, there being no stockholder action required, the Articles are hereby amended by adding the following section immediately after the section of the Articles entitled “Preference Stock - Provision for Division Into and Issue in Series of Preference Stock and Grant of Authority to Board of Directors” which shall create such 6.000% Series Preference Stock, Non-Cumulative, Par Value $100 Per Share, having the preferences, limitations and relative rights as follows:

“6.000% SERIES PREFERENCE STOCK

NON-CUMULATIVE, PAR VALUE $100 PER SHARE

There shall be a series of preference stock of the Corporation to consist initially of 550,000 shares with a par value of $100 per share, designated as “6.000% Series Preference Stock, Non-Cumulative, Par Value $100 Per Share” (the “6.000% Series Preference Stock”). The preferences, limitations and relative rights of the shares of the 6.000% Series Preference Stock in those respects in which the shares thereof may vary from the shares of any other series of preference stock of the Corporation, shall be as follows:

(a)       Dividends. Out of any assets of the Corporation available for dividends, the holders of the 6.000% Series Preference Stock shall be entitled to receive, from and after the date the 6.000% Series Preference Stock is issued, but only when, as and if declared by the Board of Directors, dividends at a rate of 6.000% per annum of the $100 par value of such shares. Such holders shall be entitled to dividends at said rate so fixed, and no more. Dividends declared shall be payable quarterly on January 1, April 1, July 1 and October 1 in each year (each, a “Dividend Payment Date”), commencing on January 1, 2006, to stockholders of record on a date not more than 30 days prior to such payment date, as may be determined by the Board of Directors of the Corporation. If a Dividend Payment Date is not a business day, the related dividend (if declared) will be paid on the next succeeding business day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. Dividends payable on the 6.000% Series Preference Stock for the initial dividend period and any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in such period. Dividends on the 6.000% Series Preference Stock shall be non-cumulative and, accordingly, if the Board of Directors of the Corporation does not declare a dividend or declares less than a full dividend on the 6.000% Series Preference Stock for a quarterly dividend period, holders of the 6.000% Series Preference Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and the Corporation will have no obligation to pay a dividend for that period, whether or not the Corporation pays dividends in full or has sufficient funds to pay dividends in the future.

(b)	Redemption.

(i)        The 6.000% Series Preference Stock shall not be redeemable prior to November 15, 2010. On or after that date, subject to the notice provisions set forth in subparagraph (ii) below and subject to any further limitations which may be imposed by the Articles or by law, the Corporation may redeem the 6.000% Series Preference Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, at a redemption price equal to $100 per share plus an amount equal to the amount of the accrued and unpaid dividend (whether or not declared) from the Dividend Payment Date immediately preceding the redemption date to but excluding the redemption date, but without accumulation of unpaid dividends on the 6.000% Series Preference Stock for prior dividend periods. If less than all of the outstanding shares of 6.000% Series Preference Stock are to be redeemed, the Corporation will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible) or by any other method that the Board of Directors in its sole discretion deems equitable.

(ii)        In the event the Corporation shall determine to redeem any or all of the 6.000% Series Preference Stock as aforesaid, the Corporation will give notice of any such redemption to holders of record of the 6.000% Series Preference Stock not more than 60 nor less than 30 days prior to the date fixed by the Board of Directors for such redemption. Failure to give notice to any holder of record of the 6.000% Series Preference Stock shall not affect the validity of the proceedings for the redemption of shares of any other holder of record of the 6.000% Series Preference Stock being redeemed.

(iii)       Notice having been given as herein provided, from and after the redemption date, dividends on the 6.000% Series Preference Stock called for redemption shall cease to accrue and such 6.000% Series Preference Stock called for redemption will no longer be deemed outstanding, and all rights of the holders thereof, other than the right to receive the redemption price as herein provided, will cease.

(iv)       Holders of the 6.000% Series Preference Stock will have no right to require redemption of any shares of the 6.000% Series Preference Stock.

(v)       Any shares of the 6.000% Series Preference Stock that are redeemed or retired shall thereafter have the status of authorized but unissued shares of preference stock of the Corporation undesignated as to series, and may thereafter be reissued by the Board of Directors in the same manner as any other authorized and unissued shares of preference stock.

(vi)       If the Corporation shall deposit on or prior to any date fixed for redemption of the 6.000% Series Preference Stock, with any bank or trust company having a capital, surplus and undivided profits aggregating at least fifty million dollars ($50,000,000), as a trust fund, a fund sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board of Directors may determine, to the respective holders of such shares, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such shares so called shall be deemed to be redeemed and dividends thereon shall cease to accrue after said date fixed for redemption and such deposit shall be deemed to constitute full payment of said shares to the holders thereof and thereafter said shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except only the right to receive from said bank or trust company payment of the redemption price of such shares without interest.

(vii)      In case the holder of any such 6.000% Series Preference Stock shall not, within six years after said deposit, claim the amount deposited as above stated for the redemption thereof, the bank or trust company shall upon demand pay over to the Corporation such amounts so deposited and the bank or trust company shall thereupon be relieved from all responsibility to the holder thereof. No interest on such deposit shall be payable to any such holder.

(viii)     Nothing contained in this paragraph (b) shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the 6.000% Series Preference Stock.

(c)       Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution shall be made to the holders of the common stock or any other class of stock over which the 6.000% Series Preference Stock has preference as to the payment of dividends or assets, but subject to the prior rights and preferences of the holders of preferred stock and Class A preferred stock, the holders of the 6.000% Series Preference Stock, without any preference over the holders of any other series of preference stock, shall be entitled to receive $100 per share, plus accrued and unpaid dividends (whether or not declared) for the then current quarterly dividend period, accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the 6.000% Series Preference Stock for any prior dividend periods.

(d)       Conversion or Exchange of the 6.000% Series Preference Stock. The shares of the 6.000% Series Preference Stock shall not be, by their terms, convertible or exchangeable.

(e)       Sinking Fund. The shares of the 6.000% Series Preference Stock shall not be, by their terms, entitled to the benefit of any sinking fund or purchase fund.”

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed the foregoing Articles of Amendment to the Corporation’s amended and restated Articles of Incorporation as of the 16th day of November, 2005.

GULF POWER COMPANY

/s/ Ronnie R. Labrato

By: Ronnie R. Labrato

Vice President, Chief Financial Officer

and Comptroller